                                                                    EXHIBIT 10.6

                             EMPLOYMENT AGREEMENT
                              (JANET E.  CARSON)


     This Employment Agreement ("Agreement") is made as of August 15, 1996 (the "Effective Date"), by and among APPLIED VOICE RECOGNITION, INC., a Delaware corporation ("Employer") and JANET E. CARSON, an individual residing in Harris County, Texas ("Employee").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Employee has been an at will employee of Voice Technologies Partners, L.P. ("VTPLP");

     WHEREAS, as of even date herewith, Employer has acquired certain of the assets and liabilities of VTPLP;

     WHEREAS, Employer and Employee desire to enter into an agreement regarding Employee's employment with Employer pursuant to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

      1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

      2. TERM OF EMPLOYMENT. The term of Employee's employment hereunder (the "Term") shall commence as of the Effective Date and shall continue (subject to termination by either Employer or Employee as hereinafter provided) for an initial term (the "Initial Term") expiring on December 31, 1999 (the "Expiration Date"). The Expiration Date shall be automatically extended, unless terminated by Employer or Employee for successive one (1) year periods following the expiration of the Initial Term. If Employer desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employer shall give written notice of such desire to Employee at least six (6) months prior to the expiration of the Initial Term or any succeeding one year term. If Employee desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employee shall give written notice of such desire to Employer at least three (3) months prior to the expiration of the Initial Term or any succeeding one year term. At the expiration of the then existing term, Employer shall have no further obligation to Employee except as set forth in Section 6(c), and Employee shall have no further obligation to Employer except as set forth in Section 7.
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      3.  COMPENSATION AND OTHER BENEFITS.

          (a) As compensation for all services rendered by Employee in performance of her duties or obligations under this Agreement, Employer shall pay Employee the following annual base salary:

               (1) during the remainder of 1996, based on an annual salary of SIXTY THOUSAND AND NO/100 DOLLARS ($60,000.00);

               (2) during 1997 and thereafter as adjusted in accordance with this Section 3, NINETY THOUSAND AND NO/100 DOLLARS ($90,000.00); and

     (during any particular period, the "Base Salary"), payable in qual semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time. Employer and Employee agree that the Base Salary shall be adjusted annually on January 1 of each year, commencing January 1, 1998, to reflect the increase, if any, in the cost-of-living. The adjustment shall be made by adding to such Base Salary an amount obtained by multiplying the Base Salary by the percentage by which the level of the Consumer Price Index for the Houston, Texas Metropolitan Area as reported on the last day of the preceding calendar year by the Bureau of Labor Statistics of the United States Department of Labor, has increased over its level as of December 31, 1997. Following the end of each calendar year after December 31, 1997, and within thirty (30) days after the release by the Bureau of Labor Statistics of the figures for the preceding year, Employer shall pay to Employee the amount of additional compensation to which she is entitled on account of the cost-of-living adjustment made to the Employee's salary. In no event shall the Base Salary ever be decreased as a result of a decrease in the cost-of-living.

          (b) In addition to receiving the Base Salary provided for in Section 3(a), Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

          (c) Employee shall be entitled to receive three (3) weeks of paid vacation for each year during the Term and shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

      4. DUTIES. Employee is employed to act as Vice President and Secretary of Employer, at least until calendar year 1999 as a member of the Board of Directors of Employer, and in such other office or position as shall be assigned to Employee from time to time by Employer, and to perform such duties as are commensurate with Employee's position with Employer. Employee agrees that Employee shall devote a substantial portion (but not all) of her time to as an employee of

Employer, shall use Employee's best efforts to perform the duties of Employee's position in an efficient and competent manner and shall use Employee's best efforts to promote the interests of Employer and any affiliated companies. Employee further agrees that Employee shall refer to Employer all opportunities in the computer industry related to voice recognition software designs and applications to which Employee might become exposed in carrying out Employee's duties and responsibilities hereunder.

      5. PARTICIPATION IN EMPLOYER'S STOCK OPTION PLAN. As an additional inducement to Employee to accept employment upon the terms set forth herein and in consideration of her execution of this Agreement, Employee shall be entitled to participate in Employer's 1996 Stock Option Plan, as described in that certain document entitled "APPLIED VOICE RECOGNITION, INC. 1996 STOCK OPTION PLAN", as amended from time to time.

      6.  TERMINATION OF EMPLOYMENT.

          (a) Employee's employment pursuant hereto shall terminate in the event of the death of Employee.

          (b) Employer may terminate Employee's employment under this Agreement for cause without any prior notice, upon the occurrence of any of the following events;

               (1) any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

               (2) gross malfeasance by Employee in the conduct of her duties;

               (3) material breach of Section 7 of this Agreement;

               (4) the failure by Employee on account of a medical disability to substantially perform Employee's duties of employment and achieve expected customary results for a period of one hundred eighty (180) days and the finding by Employer, in the exercise of its reasonable discretion, that Employee will not be able to substantially perform her duties for at least a period of an additional one hundred eighty
          (180) days during the term of this Agreement; or

               (5) gross neglect by Employee in carrying out Employee's duties.

          (c) If Employee's employment is terminated for any of the reasons specified in Section 6(a) or (b) or if Employee should voluntarily terminate Employee's employment, Employer shall no longer be obligated to make the payments specified under Section 3 or to pay to Employee any other compensation or benefits whatsoever, except as may otherwise be provided in
     Section 6(d). Notwithstanding the foregoing, if for any reason Employee's employment is terminated hereunder, any salary payable under Section 3(a) which shall have been earned but not yet paid shall be paid by Employer to Employee or Employee's estate, as the case may be.

          (d) Employee shall have the right to terminate Employee's employment hereunder upon ninety (90) days' notice to Employer after the occurrence of any of the following events:

               (1) a sale of all or substantially all of the assets of Employer to a third party for which Employee does not continue in employment; or

               (2) a merger or consolidation of Employer with an entity for which Employee does not continue in employment.

     The foregoing provision of this Section 6(d) shall not apply if the change of ownership that would otherwise trigger Employee's termination right is caused by the registration by Employer or Employer's successor, of any class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the merger of Employer or Employer's successor into a public shell.

      7. DISCLOSURE OF CONFIDENTIAL INFORMATION. During the Term and at all times thereafter, Employee shall use Employee's best efforts and shall take all reasonable precautions to prevent the disclosure, except to the extent required in the performance of Employee's duties or obligations to Employer hereunder or by express prior written consent of a duly authorized officer or director of Employer (other than Employee), of trade secrets, secret methods or "Confidential Information" of Employer. As sued herein, the term "Confidential Information" means any and all information relating directly or indirectly to Employer that is not generally ascertainable from public or published information or trade sources and that represents proprietary information to Employer, excluding, however, (i) Employees' business contracts, (ii) information already known to Employee prior to Employee's employment with Employer, and (iii) information required to be divulged in any legal or administrative proceeding in which Employee is involved.

     Employer agrees that during the term of this Agreement, Employee will be granted access to Employer's Confidential Information, including specifically without limitation customer lists, pricing lists, existing customer contracts, customer correspondence and technical specifications relating to Employer's products, procedures and methods, to the extent access to such Confidential Information is reasonably necessary to the performance of Employee's duties under this Agreement.

     Upon the expiration or earlier termination of this Agreement for any reason, Employee shall immediately return to Employer any and all Confidential Information in Employee's possession or control, including, but not limited to, any originals or copies of, or computer discs or other magnetic media containing policies, procedures, customer lists, pricing lists, customer correspondence, or billing information. Employee shall to retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

      8. ARBITRATION. The parties agree that all disputes or questions arising in connection with this Agreement and/or the termination of Employee's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under
Section 6 of this Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

      9. NOTICES. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by hand delivery or by depositing same in the United States mail in certified or registered form, postage prepaid, return receipt requested.

       If to Employer, at:               Applied Voice Recognition, Inc.
                                         4615 Post Oak Place, Suite 277
                                         Houston, Texas 77027
                                         Attention:  Chairman of the Board

       or, if to Employee, at:           Ms. Janet E.  Carson
                                         4615 Post Oak Place, Suite 277
                                         Houston, Texas 77027

       with a copy in all instances to:  Boyar, Simon & Miller
                                         4265 San Felipe, Suite 1200
                                         Houston, Texas 77027
                                         Attention:  J.  William Boyar, Esq.

or to such other address as may be specified in a notice given in accordance with this Section. Unless actual receipt is required by any provision of this Agreement, notice delivered by hand in the manner herein prescribed shall be effective upon receipt by the addressee and notice deposited in the Untied States mail in the manner herein prescribed shall be effective three (3) business days after deposit.

      10. SEVERABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

      11. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

      12. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

      13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      14. ATTORNEYS FEES. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for its or her attorneys fees by the non-prevailing party.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              EMPLOYER:

                              APPLIED VOICE RECOGNITION, INC., a Delaware corporation



                              By:        /S/ TIMOTHY J. CONNOLLY
                                 -------------------------------
                                    Timothy J.  Connolly,
                                    President



                              EMPLOYEE:



                                        /S/ JANET E. CARSON
                                 ----------------------------
                                       JANET E.  CARSON